UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

MITEK SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15235	87-0418827
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8911 Balboa Ave., Suite B San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 503-7810

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 10, 2009, we entered into a securities purchase agreement with accredited investors pursuant to which we agreed to issue in exchange for aggregate consideration of approximately $1.0 million the following securities: (i) 5% senior secured convertible debentures in the principal amount of approximately $1.0 million, and (ii) warrants to purchase an aggregate of 334,167 shares of our common stock with an exercise price of $0.91 per share. The debentures are convertible into shares of our common stock at any time at the discretion of the holder at a conversion price per share of $0.75, subject to adjustment for stock splits, stock dividends and the like.  Each investor received a warrant to purchase that number of shares of our common stock that equals 25% of the quotient obtained by dividing such investor’s aggregate subscription amount by $0.75.  The transaction resulted in net proceeds to us of approximately $930,000, excluding transactions costs and expenses. We refer to this financing as our December 2009 financing in this report.

The following summarizes the terms of the debentures we issued:

Term:	Due and payable on December 10, 2011.
Interest:
Interest is payable in cash or stock at the rate of 5% on each conversion date (as to the principal amount being converted), on each early redemption date (as to the principal amount being redeemed) and on the maturity date.

Principal Payment:	The principal amount, if not paid earlier, is due and payable on December 10, 2011.
Early Redemption:
We have the right to redeem all or a portion of the debenture before maturity by payment in cash of the outstanding principal amount plus accrued and unpaid interest being redeemed.  The payment of the debenture would occur on the 10th trading day following the date we gave the holder notice of our intent to redeem the debenture. We agreed to honor any notices of conversion that we receive from the holder before the date we pay off the debenture.

Voluntary Conversion:	The debentures are convertible at anytime at the discretion of the holder at a conversion price per share of $0.75, subject to adjustment for stock splits, stock dividends and the like.
Forced Conversion:
We have the right to force conversion of the debentures if (i) the closing price of our common stock exceeds 200% of the then effective conversion price for 20 trading days out of a consecutive 30 trading day period or (ii) the average daily trading volume for our common stock exceeds 100,000 shares per trading day for 20 trading days out of a consecutive 30 trading day period and the closing price of our common stock exceeds 100% of the then effective conversion price for 20 trading days out of a consecutive 30 trading day period.

Covenants:	The debentures impose certain covenants on us including restrictions against paying cash dividends or distributions on shares of our outstanding common stock.
Security Interest:	The debentures are secured by all of our assets under the terms of a security agreement we entered into with the investors dated December 10, 2009.

The foregoing summary of the terms of the securities we issued and the terms of the agreements related to the December 2009 financing is qualified in its entirety by reference to the form of securities purchase agreement, debenture, warrant and security agreement, each of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investors in our December 2009 financing were accredited investors as such term is defined in Rule 501 of the Securities Act. The securities were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

The maximum number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants we issued in the December 2009 financing is, respectively, 1,101,648 and 334,167, assuming the conversion price and exercise price is the initial conversion price and exercise price at the time of conversion and exercise, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
4.1	Form of debenture issued in connection with December 2009 financing

4.2	Form of warrant issued in connection with December 2009 financing

10.1	Form of securities purchase agreement entered into in connection with December 2009 financing

10.2	Form of security agreement dated December 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 10, 2009

MITEK SYSTEMS, INC.

By:	/s/ James B. DeBello
James B. DeBello
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
4.1	Form of debenture issued in connection with December 2009 financing

4.2	Form of warrant issued in connection with December 2009 financing

10.1	Form of securities purchase agreement entered into in connection with December 2009 financing

10.2	Form of security agreement dated December 10, 2009